EXHIBIT 3.6



                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                         CEDRIC KUSHNER PROMOTIONS, INC.

        Cedric   Kushner   Promotions,   Inc.,  a  Delaware   corporation   (the
        "Corporation"), does hereby certify as follows:

        FIRST: The current name of the Corporation is Cedric Kushner Promotions, Inc.

        SECOND: Pursuant to Section 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has duly approved, the amendment to the Certificate of Incorporation of the Corporation, as amended, set forth in this Certificate of Amendment.

        THIRD: The Board of Directors hereby declares it advisable and in the best interest of the Corporation that Article THIRD of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

        "THIRD. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware."

        FOURTH: The Board of Directors hereby declares it advisable and in the best interest of the Corporation that the first paragraph in Article FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

        "FOURTH. The Corporation is authorized to issue two classes of capital stock, one of which is designated as common stock, par value $.01 per share (the "Common Stock") and the other of which is designated as preferred stock, par value $.01 per share (the "Preferred Stock"). The total number of all shares of capital stock which the corporation shall have authority to issue is one hundred and five million (105,000,000) shares, consisting of one hundred million (100,000,000) shares of Common Stock and five million (5,000,000) shares of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series as set forth in Section (b) of this Article FOURTH. The following is a statement of the designations and the powers, preferences and rights of, and the qualifications, limitations and restrictions applicable to, each class of capital stock of the Corporation.


        FIFTH: The Board of Directors hereby declares it advisable and in the best interest of the Corporation that Section (a) in Article FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

        "(a) COMMON STOCK

                (1) Voting. Holders of Common Stock are entitled to one vote for each share held at all meetings of stockholders. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

                (2) Dividends. Dividends may be declared and paid on Common Stock from funds lawfully available therefor, as and when determined by the board of directors and subject to any preferential dividend rights of any series of Preferred Stock then outstanding.

                (3) Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to stockholders of the Corporation, subject to any preferential rights of any series of Preferred Stock then outstanding."

        SIXTH: The Board of Directors hereby declares it advisable and in the best interest of the Corporation that Article FIFTH of the Certificate of Incorporation is hereby deleted in its entirety and restated to read as follows:

        "FIFTH. [Intentionally omitted]."

        SEVENTH: The Board of Directors hereby declares it advisable and in the best interest of the Corporation that Sections (c) through (e) of Article SIXTH of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

        "(c) TERMS OF OFFICE

                Each director shall serve for a term ending on the date of the annual meeting following the annual meeting at which such director was elected; provided, that the term of each director shall be subject to the election and qualification of a successor to such director and to the earlier death, resignation or removal of such director."

        EIGHTH: That this Certificate of Amendment shall be effective as of the date of filing.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed as of the 7th day of December, 2004.


                                              /s/James DiLorenzo
                                              -------------------------------
                                              James DiLorenzo, Vice President